UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2023

PARDES BIOSCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40067	85-2696306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2173 Salk Avenue, Suite 250

PMB#052

Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 415-649-8758

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PRDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

As reported by Pardes Biosciences, Inc. (the Company) on April 21, 2023, in connection with a reduction in workforce and change in corporate strategy, the employment of Brian P. Kearney, PharmD, the Company’s Chief Development Officer, terminated effective as of May 15, 2023 (the Separation Date). In connection with his departure as an employee on May 15, 2023, the Company and Dr. Kearney entered into a Separation Agreement and General Release of Claims (the Separation Agreement) pursuant to which Dr. Kearney resigned from his position as the Company's Chief Development Officer as of the Separation Date.

In consideration for Dr. Kearney’s execution of the Separation Agreement and non-revocation of a waiver and release of claims relating thereto, Dr. Kearney will be entitled to the severance benefits of a Tier 2 Executive under the terms and conditions set forth in Section 6 of the Company's Executive Severance Plan, including (i) a severance payment equal to nine months of Dr. Kearney’s annual base salary, (ii) a payment equal to nine months of the monthly employer contribution that the Company would have made to provide health insurance for Dr. Kearney if he had remained employed by the Company for such nine-month period (the COBRA payment), and (iii) an amount to cover taxes and administrative fees on the COBRA payment. All payments will be made in two lump-sum amounts. Subject to certain exceptions and limitations, the Separation Agreement includes a general release of claims by Dr. Kearney in favor of the Company and certain related persons and parties, and non-disparagement provision. The Separation Agreement provides that immediately following the Separation Date, Dr. Kearney will transition to a consultant pursuant to a Consulting Agreement executed as of May 15, 2023 (the Consulting Agreement, and together with the Separation Agreement, the Separation Documents). Under the Consulting Agreement, Dr. Kearney will serve as a consultant to the Company until December 31, 2023, unless earlier terminated by either party in accordance with the terms of the Consulting Agreement. Dr. Kearney will provide scientific and strategic advisory services as requested by the Company’s executive officers related to (i) the orderly transition and winding down of, and advice related to, the Company’s clinical development program, (ii) business development support, and (iii) review and advise on manuscripts related to pomotrelvir clinical development. Dr. Kearney will be compensated at an hourly rate for services under the Consulting Agreement, with total cash compensation not expected to exceed $13,200. Outstanding equity awards will continue to vest and remain subject to their terms during the consultancy term.

The foregoing descriptions of the terms of the Separation Documents do not purport to be complete and are qualified in their entirety by reference to the complete text of the Separation Documents, which are filed herewith as Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).
10.1#*†	Separation Agreement and General Release of Claims, dated May 15, 2023, by and between Pardes Biosciences, Inc. and Brian P. Kearney, PharmD.
10.2#†	Consulting Agreement, executed May 15, 2023, by and between Pardes Biosciences, Inc. and Brian P. Kearney, PharmD.

# Indicates a management contract or any compensatory plan, contract or arrangement

* Certain of the exhibits to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits to the Securities and Exchange Commission upon its request.

† Pursuant to Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted (indicated by “[***]”) because the Company has determined that the information is not material and is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARDES BIOSCIENCES, INC.

By:	/s/ Thomas G. Wiggans
Name:	Thomas G. Wiggans
Title:	Chief Executive Officer and Chair of the Board of Directors

Date: May 18, 2023